Exhibit 23(m)(iv) under Form N-1A
                                        Exhibit 1 under Item 601/Reg. S-K


                                    EXHIBIT C

                                     to the

                              Plan of Distribution

                               THE BILTMORE FUNDS

                          THE BILTMORE MUNICIPAL FUNDS

                                 CLASS B SHARES

                             Biltmore Balanced Fund

                         Biltmore Emerging Markets Fund

                              Biltmore Equity Fund

                           Biltmore Equity Index Fund

                           Biltmore Fixed Income Fund

                  Biltmore Georgia Municipal Bond Fund
               Biltmore North Carolina Municipal Bond Fund

                        Biltmore Quantitative Equity Fund

                  Biltmore Short-Term Fixed Income Fund
               Biltmore South Carolina Municipal Bond Fund

                          Biltmore Special Values Fund

      This Plan is adopted by The Biltmore Funds and The Biltmore Municipal Funds with respect to the Classes of Shares of the Portfolios of the Trusts set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.75 of 1% of the average aggregate net asset value of the Class B Shares of each Portfolio of the Trust held during the month.

      Witness the due execution hereof this 6th day of June, 1996.

                                          The Biltmore Funds
                                          The Biltmore Municipal Funds

                                                By:/S/ JOHN W. MCGONIGLE

                                                      President